Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports First Quarter 2023 Financial Results
Record Net Revenues of $30.4 million Representing 13% Growth From the Prior Year

Rochester Hills, Michigan, May 4, 2023 – InfuSystem Holdings, Inc. (NYSE American: INFU), (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the first quarter ended March 31, 2023.
2023 First Quarter Overview:
•Net revenues totaled $30.4 million, an increase of 13% vs. prior year.
◦Integrated Therapy Services ("ITS") net revenue was $18.8 million, an increase of 13% vs. prior year.
◦Durable Medical Equipment Services ("DME Services") net revenue was $11.6 million, an increase of 15% vs. prior year.
•Gross profit was $15.5 million, an increase of 1% vs. prior year.
•Gross margin was 51.2%, a decrease of 6.2% vs. prior year.
◦ITS gross margin was 61.5%, a decrease of 3.0% vs. prior year.
◦DME Services gross margin was 34.5%, a decrease of 11.2% vs. prior year.
•Net loss of $0.3 million, or $(0.02) per diluted share, flat vs. prior year.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $4.2 million, an increase of 2% vs. prior year.
•Reaffirming annual revenue and Adjusted EBITDA guidance.

Management Discussion

Richard DiIorio, chief executive officer of InfuSystem, said, “We are off to a strong start in 2023, exceeding our plan with solid top-line growth of 13% for the first quarter. InfuSystem achieved an important milestone with net quarterly revenue exceeding $30 million for the first time in company history. We had strong demand for our services during the quarter, resulting in DME growth of 15%, led by biomedical services and 13% growth in ITS with solid growth coming from all three of our therapies; Oncology, Wound Care and Pain Management. These positive results are reflective of our team’s execution and continued commitment to delivering industry-leading service.”

“The growth in our biomedical service business resulted from increased volume of onboarding new facilities and devices for our tier-one global healthcare partner. This did impact our gross margin and profitability due to higher spending to enable the accelerated volumes. We are closely monitoring expenses as we ramp the business, seeking to optimize the team for both short-term onboarding opportunities and long-term operating efficiencies to enhance margins.”

“In Wound Care, our objective is to provide leading-edge solutions that promote healing, improve patient outcomes, and lower the cost of care through our SI Wound Care partnership. An important early component of that strategy is the expansion of distribution partnerships to provide our customers with multiple options that promote healing throughout the continuum of care. Our new distribution agreement with Genadyne for Negative Pressure Wound Therapy devices and associated products, which was announced on April 25, 2023, represents an important step in achieving our goals.”

“We look forward to building on the momentum established in the first quarter. The entire InfuSystem team is dedicated to achieving consistent operational and financial growth in the coming quarters and in the years to come. Consistent execution is an important goal for all of us at InfuSystem and we owe it to our loyal shareholders,” concluded Mr. DiIorio.

2023 First Quarter Financial Review
Net revenues for the quarter ended March 31, 2023 were $30.4 million, an increase of $3.6 million, or 13%, compared to $26.8 million for the quarter ended March 31, 2022. Both of the Company's reporting segments contributed to this increase.
ITS net revenue of $18.8 million increased $2.1 million, or 13%, during the first quarter of 2023 as compared to the same prior year period. This increase was primarily attributable to additional treatment volume in Oncology and Pain Management, revenue from sales-type leases of NPWT pumps, improved third party payer collections on billings and higher average prices. Net revenue in Oncology for the three-month period of 2023 represented the largest increase totaling $1.6 million, or a 11% increase compared to the same prior year period. This was followed by an increase in revenue for Wound Care which increased by $0.2 million, or 63% compared to the same prior year period, mainly due to an increase in sales of equipment on sales-type leases partially offset by lower treatment volumes. Pain Management net revenue of 2023 increased by $0.3 million, which represented an increase of 28% as compared to the three-month period of 2022.
DME Services net revenue of $11.6 million (exclusive of inter-segment revenues) increased $1.5 million, or 15%, during the first quarter of 2023 as compared to the same prior year period. This increase included higher biomedical services revenue which increased by $1.7 million, or 98% compared to the same prior year period, partially offset by lower equipment rentals totaling $0.3 million. The increased biomedical revenue was mainly due to a new master services agreement with a leading global healthcare technology and diagnostic company that was launched in April 2022.
Gross profit for the first quarter of 2023 of $15.5 million increased $0.2 million, or 1.1%, from $15.4 million for the first quarter of 2022. The increase was driven by the increase in net revenue partially offset by lower gross profit percentage of net revenue ("gross margin"). Gross margin was 51.2% during the first quarter of 2023 as compared to 57.4% during the same prior year period, a decrease of 6.2%. This decrease was due to a decrease in the gross margin for both the DME Services and ITS segments.
ITS gross profit was $11.5 million during the first quarter of 2023, representing an increase of $0.8 million, or 7.5%, compared to the same prior year period. The improvement reflected an increase in net revenues partially offset by a lower gross margin, which decreased from the prior year by 3.0% to 61.5%. The lower gross margin was the result of a $0.4 million increase in the adjustment recorded for pump disposal expenses and an impact from unfavorable product mix favoring lower margin revenues. These increased expenses were partially offset by improved third party payer collections on billings and improved coverage of fixed costs from the higher net revenue. Pump disposal expenses include retirements of damaged pumps and reserves for missing pumps. The increase was mainly related to an updated estimate of the volume of pumps considered missing based on pump return data and physical inventories. The lower margin mix was primarily related to the increase in NPWT pump sales leases.
DME Services gross profit during the first quarter of 2023 was $4.0 million, representing a decrease of $0.6 million, or 13.6%, compared to the same prior year period. This decrease was due to was due to a decrease in gross margin, which was partially offset by the increase in net revenues. The DME gross margin was 34.5% during the current period, which was 11.2% lower than the same prior year period. This decrease was due to an increase in labor costs related to an increase in the number of biomedical technicians and other expenses associated with the rapid on-boarding of the new master services agreement. Some of the additional labor costs include training activities and other labor expenses associated with building a larger team in order to have the capacity required to support much higher planned revenue volume. Over time, higher revenue levels are expected to absorb a portion of the increased labor costs resulting in an improved gross margin. Other increased expenses associated with the on-boarding ramp, which include increased travel expenses and employee acquisitions costs, are expected to decrease in the future. We currently estimate that the additional expenses incurred during the three-month period of 2023 that will either be absorbed or reduced totaled approximately $1.3 million.
Selling and marketing expenses for the first quarter of 2023 were $3.2 million, a decrease of 2.9% from $3.3 million for the first quarter of 2022. Selling and marketing expenses as a percentage of net revenues decreased to 10.6% compared to the same prior year period at 12.4%. This decrease reflected improved coverage of fixed costs from the higher net revenue.
General and administrative (“G&A”) expenses for the first quarter of 2023 were $12.1 million, an increase of 2.1% from $11.8 million for the first quarter of 2022. The increase of $0.2 million was due to $0.2 million in additional audit expenses associated with additional requirements to comply with the Sarbanes-Oxley Act of 2002, higher travel expenses and other increases including higher personnel wages, healthcare, information technology and general business expenses. These increases were partially offset by a decrease in stock-based compensation expense of $0.3 million. G&A expenses as a percentage of net revenues for the first quarter of 2023, decreased to 39.7% compared to 44.2% for the same prior year period mainly reflecting improved net revenue coverage of fixed costs.
Net loss for the first quarter of 2023 was $0.3 million, or $(0.02) per diluted share, compared to a net loss of $0.4 million, or $(0.02) per diluted share for the first quarter of 2022.
Adjusted EBITDA, a non-GAAP measure, for the first quarter of 2023 was $4.2 million, or 13.9% of net revenue, and increased by $0.1 million, or 2.2%, compared to Adjusted EBITDA for the same prior year quarter of $4.1 million, or 15.5% of prior period net revenue.
Balance sheet, cash flows and liquidity
During the three-month period ended March 31, 2023, operating cash flow was a use of cash totaling $0.2 million. During the same period in 2022 operating cash flow was a source of cash totaling $4.1 million. The change reflected lower operating margins during 2023 including the extra on-boarding expenses related to the biomedical services contract and increases in working capital including higher accounts receivable and inventories associated with the growth in sales volume during the period. Capital expenditures, which include purchases of medical devices, totaled $4.3 million during the three-month period of 2023 which was $1.2 million, or 38%, higher than the amount purchased during the same prior year period, an amount which was partially offset by higher proceeds from the sale of medical equipment which increased by $0.3 million. Additionally, during the three-month period of 2023, $0.2 million was used to repurchase the Company's common stock under a stock repurchase plan authorized on June 30, 2021.
As of March 31, 2023, available liquidity totaled $38.3 million and consisted of $38.0 million in available borrowing capacity under the Company's revolving line of credit plus cash and cash equivalents of $0.3 million. Net debt, a non-GAAP measure (calculated as total debt of $36.4 million less cash and cash equivalents of $0.3 million) as of March 31, 2023 was $36.1 million representing an increase of $3.1 million as compared to net debt of $33.0 million as of December 31, 2022 (calculated as total debt of $33.2 million less cash and cash equivalents of $0.2 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 1.73 to 1.00 (calculated as net debt of $36.1 million divided by Adjusted EBITDA of $20.8 million).

On April 26, 2023, we amended the 2021 credit agreement in order to extend the term of the facility and to replace LIBOR with Term SOFR as a benchmark interest rate. The new expiration date of the 2021 Credit Agreement is April 26, 2028.
Full Year 2023 Guidance

InfuSystem is reaffirming its annual guidance for the full year 2023 with net revenue growth estimated to be in the range of 8% to 10%, or approximately $118 million to $121 million in net revenues and Adjusted EBITDA to be greater than $22 million. The Company is forecasting Adjusted EBITDA margin (non-GAAP) to be greater than 19% for the year.

The full year 2023 guidance reflects management’s current expectation for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA and does not include any material revenue from SI Wound Care LLC. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent annual report on Form 10-K for the year ended December 31, 2022, filed on March 16, 2023. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call
The Company will conduct a conference call for all interested investors on Thursday, May 4, 2023, at 9:00 a.m. Eastern Time to discuss its first quarter 2023 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.
To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 9911637, through May 11, 2023.
Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled "GAAP to Non-GAAP Reconciliation" below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.

About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American: INFU), is a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Integrated Therapy Services (“ITS”), providing the last-mile solution for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The ITS segment is comprised of Oncology, Pain Management, Wound Therapy and Lymphedema businesses. The second platform, Durable Medical Equipment Services (“DME Services”), supports the ITS platform and leverages strong service orientation to win incremental business from its direct payer clients. The DME Services segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair.  Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter year ended March 31, 2023 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of the COVID-19 pandemic, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate its previously disclosed material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent annual report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2023	2022

Net revenues	$30,370	$26,763
Cost of revenues	14,830	11,396
Gross profit	15,540	15,367

Selling, general and administrative expenses:
Provision for doubtful accounts	114	47
Amortization of intangibles	248	710
Selling and marketing	3,224	3,319
General and administrative	12,061	11,816

Total selling, general and administrative	15,647	15,892

Operating loss	(107)	(525)
Other expense:
Interest expense	(484)	(277)
Other income expense	(35)	(28)

Loss before income taxes	(626)	(830)
Benefit from income taxes	302	462
Net loss	$(324)	$(368)
Net loss per share:
Basic	$(0.02)	$(0.02)
Diluted	$(0.02)	$(0.02)
Weighted average shares outstanding:
Basic	20,853,018	20,609,372
Diluted	20,853,018	20,609,372

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended March 31,		Better/ (Worse)
(in thousands)	2023	2022

Net revenues:
ITS	$18,774	$16,641	$2,133
DME Services (inclusive of inter-segment revenues)	13,226	11,610	1,616
Less: elimination of inter-segment revenues	(1,630)	(1,488)	(142)
Total	30,370	26,763	3,607
Gross profit (inclusive of certain inter-segment allocations) (a):
ITS	11,541	10,738	803
DME Services	3,999	4,629	(630)
Total	$15,540	$15,367	$173
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET LOSS TO EBITDA, ADJUSTED EBITDA, NET LOSS MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended March 31,
(in thousands)	2023	2022

GAAP net loss	$(324)	$(368)
Adjustments:
Interest expense	484	277
Income tax benefit	(302)	(462)
Depreciation	2,955	2,706
Amortization	248	710

Non-GAAP EBITDA	$3,061	$2,863

Stock compensation costs	720	1,047
Medical equipment reserve and disposals (1)	430	170
SOX readiness costs	—	40
Certain other non-recurring costs	24	22

Non-GAAP Adjusted EBITDA	$4,235	$4,142

GAAP Net Revenues	$30,370	$26,763
Net Loss Margin (2)	(1.1)%	(1.4)%
Non-GAAP Adjusted EBITDA Margin (3)	13.9%	15.5%
(1)Amounts represent a non-cash expense recorded to adjust the reserve for missing medical equipment and/or the disposal of medical equipment and is being added back due to its similarity to depreciation.
(2)Net Loss Margin is defined as GAAP Net Loss as a percentage of GAAP Net Revenues.
(3)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	March 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$256	$165
Accounts receivable, net	18,266	16,871
Inventories	5,644	4,821
Other current assets	3,752	2,922

Total current assets	27,918	24,779
Medical equipment for sale or rental	3,042	2,790
Medical equipment in rental service, net of accumulated depreciation	38,620	39,450
Property & equipment, net of accumulated depreciation	4,391	4,385
Goodwill	3,710	3,710
Intangible assets, net	8,188	8,436
Operating lease right of use assets	4,295	4,168
Deferred income taxes	9,989	9,625
Derivative financial instruments	1,683	1,965
Other assets	425	80

Total assets	$102,261	$99,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,368	$8,341
Current portion of long-term debt	—	—
Other current liabilities	6,562	6,126

Total current liabilities	13,930	14,467
Long-term debt, net of current portion	36,386	33,157
Operating lease liabilities, net of current portion	3,684	3,761

Total liabilities	54,000	51,385

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,931,147 issued and outstanding as of March 31, 2023 and 20,781,977 issued and outstanding as of December 31, 2022	2	2
Additional paid-in capital	106,810	105,856
Accumulated other comprehensive income	1,270	1,489
Retained deficit	(59,821)	(59,344)

Total stockholders’ equity	48,261	48,003

Total liabilities and stockholders’ equity	$102,261	$99,388

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2023	2022

OPERATING ACTIVITIES
Net loss	$(324)	$(368)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	114	47
Depreciation	2,955	2,706
Loss on disposal of and reserve adjustments for medical equipment	450	275
Gain on sale of medical equipment	(883)	(228)
Amortization of intangible assets	248	710
Amortization of deferred debt issuance costs	18	18
Stock-based compensation	720	1,047
Deferred income taxes	(302)	(462)
Changes in assets - (increase)/decrease:
Accounts receivable	(961)	(1,278)
Inventories	(823)	61
Other current assets	(830)	(50)
Other assets	(846)	(41)
Changes in liabilities - increase:
Accounts payable and other liabilities	313	1,641
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(151)	4,078

INVESTING ACTIVITIES
Purchase of medical equipment	(3,968)	(2,931)
Purchase of property and equipment	(317)	(178)
Proceeds from sale of medical equipment, property and equipment	1,234	966
NET CASH USED IN INVESTING ACTIVITIES	(3,051)	(2,143)

FINANCING ACTIVITIES
Principal payments on long-term debt	(13,683)	(10,696)
Cash proceeds from long-term debt	16,894	12,529
Common stock repurchased as part of share repurchase program	(153)	(4,006)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(324)	(54)
Cash proceeds from stock plans	559	511
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	3,293	(1,716)

Net change in cash and cash equivalents	91	219
Cash and cash equivalents, beginning of period	165	186
Cash and cash equivalents, end of period	$256	$405